Exhibit 99.2

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
	Sempra California	Sempra Texas Utilities(1)	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
	Three months ended September 30, 2025

Revenues	$2,613		$555	$(17)	$3,151
Depreciation and amortization	(591)		(69)	(2)	(662)
Interest income	2		10	5	17
Interest expense(2)	(234)		(16)	(153)	(403)
Income tax benefit (expense)	128		(792)	182	(482)
Equity earnings		$307	165		472
Earnings attributable to noncontrolling interests			(55)		(55)
Other segment items(3)	(1,548)	(1)	(378)	(34)	(1,961)
Earnings (losses) attributable to common shares	$370	$306	$(580)	$(19)	$77

	Three months ended September 30, 2024

Revenues	$2,256		$538	$(18)	$2,776
Depreciation and amortization	(536)		(76)	(2)	(614)
Interest income	4		7	6	17
Interest expense	(213)		—	(115)	(328)
Income tax benefit	37		43	25	105
Equity earnings		$263	191		454
Earnings attributable to noncontrolling interests			(110)		(110)
Other segment items(3)	(1,301)	(2)	(363)	4	(1,662)
Earnings (losses) attributable to common shares	$247	$261	$230	$(100)	$638
(1)    Substantially all earnings attributable to common shares are from equity earnings.
(2)    Sempra Infrastructure includes net unrealized gains (losses) from undesignated interest rate swaps related to the PA LNG Phase 1 project.
(3)    Includes cost of natural gas, cost of electric fuel and purchased power, operation and maintenance expense (O&M), franchise fees and other taxes, and other income (expense), net, for Sempra California; O&M, interest expense, and income tax expense for Sempra Texas Utilities related to activities at the holding company; and cost of natural gas, energy-related businesses cost of sales, O&M, franchise fees and other taxes, and other income (expense), net, for Sempra Infrastructure.

SEMPRA
Table F (Continued)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
	Sempra California	Sempra Texas Utilities(1)	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
	Nine months ended September 30, 2025

Revenues	$8,504		$1,511	$(62)	$9,953
Depreciation and amortization	(1,727)		(223)	(5)	(1,955)
Interest income	7		34	24	65
Interest expense(2)	(687)		(87)	(421)	(1,195)
Income tax benefit (expense)	63		(1,045)	271	(711)
Equity earnings		$665	525		1,190
Earnings attributable to noncontrolling interests			(103)		(103)
Other segment items(3)	(4,807)	(5)	(974)	(14)	(5,800)
Earnings (losses) attributable to common shares	$1,353	$660	$(362)	$(207)	$1,444

	Nine months ended September 30, 2024

Revenues	$8,022		$1,466	$(61)	$9,427
Depreciation and amortization	(1,585)		(221)	(5)	(1,811)
Interest income	12		19	16	47
Interest expense	(627)		—	(317)	(944)
Income tax (expense) benefit	(90)		67	86	63
Equity earnings		$652	583		1,235
Earnings attributable to noncontrolling interests			(325)		(325)
Other segment items(3)	(4,587)	(6)	(937)	(10)	(5,540)
Earnings (losses) attributable to common shares	$1,145	$646	$652	$(291)	$2,152
(1)    Substantially all earnings attributable to common shares are from equity earnings.
(2)    Sempra Infrastructure includes net unrealized gains (losses) from undesignated interest rate swaps related to the PA LNG Phase 1 project.
(3)    Includes cost of natural gas, cost of electric fuel and purchased power, O&M, franchise fees and other taxes, other income (expense), net, and preferred dividends for Sempra California; O&M, interest expense, and income tax expense for Sempra Texas Utilities related to activities at the holding company; and cost of natural gas, energy-related businesses cost of sales, O&M, franchise fees and other taxes, and other income (expense), net, for Sempra Infrastructure.